Exhibit 99.1

News Release

MEDIA CONTACTS:	ANALYSTS CONTACT:

Gerald Hunter (972) 855-3116	Susan Kappes (972) 855-3729

Atmos Energy Corporation Names

Stephen R. Springer to Board of Directors

DALLAS (August 16, 2005)—Atmos Energy Corporation (NYSE: ATO) said today that Stephen R. Springer will join its board of directors on September 1, increasing the board’s size to 13 members. He will serve on the board’s Audit Committee as well as Nominating and Corporate Governance Committee.

Springer, 58, retired in 2002 from Williams, a natural gas producer, midstream service provider, pipeline company and power business.

“Steve Springer brings a wealth of experience in the natural gas industry from years of leading many of the large-volume functions at three of the industry’s major companies,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We are pleased to have his wise counsel to help guide Atmos Energy.”

Springer joined Texas Gas Transmission Corporation in 1970 and was named vice president of gas acquisitions and president of TXG Intrastate Pipeline in 1981. He later served at Texas Gas as vice president of marketing with responsibilities for gas acquisition and marketing, as senior vice president of marketing and as senior vice president of customer services. Springer directed the gas acquisition, marketing, transportation, control and storage functions at Texas Gas.

As a result of Texas Gas being acquired by Transcontinental Pipe Line Company, Springer became president of Transco Gas Marketing Company in 1993. He joined Williams in 1995 after its acquisition of Transco Energy Company as vice president, business development, for Williams Field Services Company. He became head of Williams’ Midstream Division in 1999.

Springer graduated from Indiana University with a Bachelor of Science degree and M.B.A. He resides in Syracuse, Indiana.

Atmos Energy Corporation, headquartered in Dallas, is the largest natural-gas-only distributor in the United States, serving about 3.2 million utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge

Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipelines in Texas. For more information, visit www.atmosenergy.com.

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